                                                                    Exhibit 99.1



NEWS RELEASE
-------------------------------------------------------------------------------
                                          WORLDWIDE LEADER IN BEARINGS AND STEEL


MEDIA CONTACT:
Denise L. Bowler
Manager - Communications Planning & Integration
(330) 471-3485
www.timken.com/media

INVESTOR CONTACT:
Kevin R. Beck
Manager - Investor Relations
(330) 471-7181





                      THE TIMKEN COMPANY ANNOUNCES RESULTS
                           FOR 2003 AND FOURTH QUARTER

     CANTON, OH - January 22, 2004 - The Timken Company (NYSE: TKR) today reported record 2003 sales of $3.8 billion, a 49 percent increase from the prior year. Excluding the impact of the February 2003 acquisition of The Torrington Company, sales grew approximately 8 percent, including 3 percent related to foreign currency translation. Timken achieved 2003 net income of $36.5 million or $0.44 per diluted share, compared with $38.7 million or $0.62 per diluted share for the prior year. Adjusted 2003 net income was $56.0 million or $0.67 per diluted share compared to $53.3 million or $0.87 per diluted share in 2002, excluding the impact of special items discussed below and the cumulative effect of change in accounting principle in 2002.

     In commenting on 2003 results, James W. Griffith, president and CEO, said:
"2003 was a pivotal year for The Timken Company. Our $840 million strategic acquisition of Torrington was accretive to earnings and added $1 billion in new sales. We leveraged our balance sheet higher to purchase Torrington with debt peaking at more




                                                                        - more -

Denise L. Bowler                    Kevin R. Beck
Mail Code:  GNW-37                  Mail Code: GNE-26
1835 Dueber Avenue, S.W.            1835 Dueber Avenue, S.W.
P.O. Box 6932                       P.O. Box 6928
Canton, OH 44706-0932 U.S.A.        Canton, Ohio  44706-0928 U.S.A.
Telephone: 330-471-3485             Telephone:  330-471-7181
Facsimile:  330-471-4118            Facsimile:  330-471-2792
e-mail: denise.bowler@timken.com    e-mail: kevin.beck@timken.com
        ------------------------            ---------------------



THE TIMKEN COMPANY
than $1 billion during the year, but we have since reduced this level by nearly $300 million. While we were disappointed in our 2003 earnings performance, the year ended with signs of improvement. We will continue to focus on returns to our shareholders by providing better value to our customers, as we grow opportunities and synergies created by the acquisition. Our actions in 2003 set the course for improved performance and created a solid foundation for our future."

     During 2003, the company:

     - Acquired the Torrington Company -- the largest acquisition in Timken history-- and completed the first phase of integration. For 2003, the company achieved pretax integration cost savings of $28 million -- $8 million above the stated target for the year -- primarily by leveraging the combined purchasing spend of the two companies and reducing employment.

     - Reduced debt following the Torrington acquisition. Year-end debt was $735 million, or 40 percent of total capitalization.

     - Raised $375 million in proceeds, before expenses, from equity offerings totaling 25.5 million common shares, including 9.4 million shares issued for $140 million of the purchase price for Torrington.

     - Divested non-strategic assets, generating gross proceeds of $170 million.

     - Closed two industrial plants and rationalized production across automotive plants.


     - Generated cash of $31 million in the Steel Group, despite a difficult economic environment.


     - Began construction of the company's fourth bearing plant in China through a joint venture.

     The 2003 reported income includes the following special pretax items that are excluded from

THE TIMKEN COMPANY
adjusted results.

     - $66 million of income received under the Continued Dumping and Subsidy Offset Act (CDSOA), which requires that tariffs collected on dumped imports be directed to the industries harmed.

     - Restructuring, integration, reorganization and certain other charges in 2003 of $49 million, principally due to costs of integrating the Torrington acquisition.

     - Non-recurring, non-cash impairment charge of $46 million in the fourth quarter relating to PEL Technologies, a joint venture investment of our Steel Group.


     FOURTH QUARTER RESULTS
     ----------------------

     For the quarter ended December 31, 2003, sales were a record $1.0 billion, an increase of 58 percent from a year ago. Excluding the impact of Torrington, sales grew approximately 10 percent, including 4 percent related to foreign currency translation.

      Fourth quarter 2003 net income was $22.5 million, or $0.25 per diluted share. Excluding special items, the company reported adjusted fourth quarter net income of $23.3 million or $0.26 per diluted share versus $12.0 million or $0.19 per diluted share a year ago. Excluding the impact of Torrington, fourth quarter earnings per diluted share were $0.01.

     Fourth quarter performance was driven by the Torrington acquisition. Torrington's fourth quarter results reflect seasonally strong volume, product mix, cost savings and the positive impact of acquisition and timing-related accrual adjustments.

     The segment results that follow exclude special charges for all periods. They also reflect for all periods a reorganization of the Automotive and Industrial Groups that occurred in the first quarter of 2003. Automotive distribution operations are now reported as part of the Industrial Group. Additionally, company sales to emerging markets -- principally in central and eastern

THE TIMKEN COMPANY

Europe and Asia-- previously were reported as part of the Industrial
Group. Emerging market sales to automotive original equipment manufacturers are now included in the Automotive Group.

     AUTOMOTIVE GROUP RESULTS
     ------------------------

     In 2003, Automotive Group sales increased 86 percent to $1.4 billion due primarily to the Torrington acquisition. Excluding Torrington, Timken sales grew 9 percent, which included recent new product launches at Ford and Nissan for the light truck market.

     Automotive Group earnings before interest and taxes (EBIT) in 2003 were $15.7 million compared with $11.1 million in 2002, with the increase in earnings due to the addition of Torrington. Excluding the Torrington acquisition, the Automotive Group reported sales in 2003 of $822.1 million and a loss of $7.7 million.

     Automotive Group results reflected significantly higher costs in 2003 due to problems in executing the restructuring of automotive plants. This impacted both Timken and Torrington operations globally. The Automotive Group began to see some improvement from the rationalization initiatives in the fourth quarter.

     The Automotive Group announced in the second half of 2003 that it would reduce manufacturing expenses, including workforce reductions of more than 700 positions, to achieve the benefits of rationalization programs and adjust to reduced demand. During the second half, workforce reductions exceeded 750.

     In the fourth quarter of 2003, the Automotive Group recorded sales of $374.6 million, nearly twice the sales recorded a year ago. Fourth quarter 2003 sales increased primarily due to the Torrington acquisition but also benefited from 12 percent growth in the traditional Timken business.

THE TIMKEN COMPANY

     Automotive Group EBIT was $8.3 million in the fourth quarter of 2003 compared with $7.7 million for the same period a year ago. Excluding Torrington, the Group incurred a loss in the 2003 fourth quarter of $5.1 million. Despite benefiting from increased sales, the Group incurred expenses in the 2003 fourth quarter associated with the manufacturing cost reductions as well as expenditures related to new ventures to grow the business.

     INDUSTRIAL GROUP RESULTS
     ------------------------

     Industrial Group 2003 sales increased 54 percent from the prior year to $1.5 billion. The sales increase reflected the acquisition of Torrington and the favorable effect of foreign currency. Many markets served by the Industrial Group remained relatively flat during the year.

     Industrial Group 2003 EBIT was $128.0 million, compared with $73.0 million in 2002. The increase reflected the addition of Torrington, the effect of the company's continued manufacturing improvement initiatives and improved European results. Excluding the impact of Torrington, the Industrial Group had 2003 EBIT of $94.8 million on sales of $1.0 billion.

     Industrial Group sales in the 2003 fourth quarter increased 69 percent to $418.2 million from the prior year, reflecting the addition of Torrington and the favorable effect of foreign currency. Fourth quarter EBIT was $44.5 million, compared with $17.7 million a year earlier. Excluding Torrington, fourth quarter sales were $270.3 million and EBIT was $15.8 million.

      Fourth quarter results reflected strong distribution sales and improving industrial order activity in the heavy industries, power transmission, off-highway and consumer markets.

     STEEL GROUP RESULTS
     -------------------

     Despite challenging market conditions, Steel Group 2003 sales, including inter-segment sales, were $1.0 billion, up 5 percent from 2002. The increase reflected penetration gains in industrial markets and increased demand from automotive and industrial customers. The group

THE TIMKEN COMPANY
recorded a loss of $6.0 million in 2003 versus EBIT of $32.5 million in 2002. Steel Group performance in 2003 was negatively impacted by extremely high costs for scrap steel, natural gas and alloys.

     Steel Group sales, including inter-segment sales, were $257.3 million in the fourth quarter of 2003, an increase of 7 percent from the prior year. The sales improvement resulted from increased demand from automotive and industrial customers. Inter-segment sales were lower due to the raw material conversion in bearing processes from tubing to forged components.

     The group recorded a 2003 fourth quarter loss of $4.2 million before interest and taxes, compared with EBIT of $0.2 million a year ago. Performance was negatively affected by high raw material and energy costs and lower inter-segment sales, which could not be fully offset by higher external sales, implementation of new raw material surcharges, price increases and higher production levels.

     OUTLOOK
     -------

     We expect improved performance in 2004 across all three segments. We currently expect earnings per diluted share, excluding special items to be $0.85 to $1.00 for the year and $0.15 to $0.20 for the first quarter. North American industrial markets are expected to grow slowly from low 2003 levels, while strong growth is expected in emerging markets. North American automotive production is expected to be up slightly. Medium and heavy truck production should strengthen further, and better Automotive Group profitability is expected with continued manufacturing improvements. Steel profitability is expected to be challenged by continued high raw material and energy costs and lower inter-segment sales.

     Mr. Griffith said: "We are encouraged by our solid finish in 2003, and we are looking forward to building on this foundation in 2004."

     The company will host a conference call for investors and analysts today to discuss financial

THE TIMKEN COMPANY
results.

Conference Call:        Thursday, January 22, 2004
                        11 a.m. Eastern Time

All Callers:  Live Dial-In: 706-634-0975
                        (Call in 10 minutes prior to be included)
                        Replay Dial-In: 706-645-9291
                        Replay Passcode: 4536689

Live Webcast:  www.timken.com
               --------------


     The Timken Company (www.timken.com) is a leading global manufacturer of highly engineered bearings and alloy steels and a provider of related products and services with operations in 29 countries. The company recorded 2003 sales of $3.8 billion and employed approximately 26,000 at year-end.

      Certain statements in this news release (including statements regarding the Company's forecasts, beliefs and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements contained in the paragraph under the heading "Outlook" are forward-looking. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: uncertainties in both timing and amount, if any, of actual benefits realized through the integration of Torrington with Timken's operations and the timing and amount of the resources required to achieve those results; risks associated with diversion of management's attention from operations during the integration process; risks associated with the greater level of debt associated with the acquisition; and the impact on operations of general economic conditions, higher raw material and energy costs, the cyclicality of the Company's business, fluctuations in customer demand and the Company's ability to achieve the benefits of its ongoing programs, including the implementation of its manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company's Prospectus Supplements dated February 11, 2003 and October 15, 2003 relating to the offerings of the Company's common stock, in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, in the Company's 2002 Annual Report, page 47, and in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003. The Company undertakes no obligation to update or revise any forward-looking statement.


                                       ###

THE TIMKEN COMPANY

CONSOLIDATED STATEMENT OF INCOME                                                AS REPORTED
--------------------------------------------------------------------------------------------------------------------
(Thousands of U.S. dollars, except share data)               4Q 03            4Q 02       YEAR 2003        Year 2002
--------------------------------------------------------------------------------------------------------------------
Net sales                                                 $1,021,825        $644,898      $3,788,097      $2,550,075
Cost of products sold                                        833,274         528,123       3,153,061       2,071,956
Integration/Reorganization (income) expenses -
  cost of products sold                                       (7,126)          1,403           3,414           8,542
--------------------------------------------------------------------------------------------------------------------
    GROSS PROFIT                                            $195,677        $115,372        $631,622        $469,577
Selling, administrative & general expenses (SG&A)            133,185          89,751         483,721         348,963
Integration/Reorganization expenses - SG&A                    12,114           2,736          30,500           9,903
Impairment and restructuring                                  16,418           7,157          19,154          32,143
--------------------------------------------------------------------------------------------------------------------
    OPERATING INCOME                                         $33,960         $15,728         $98,247         $78,568
Other expense                                                 (5,309)           (898)        (13,689)        (13,388)
Special charges - other income                                21,325          50,202          23,522          50,202
--------------------------------------------------------------------------------------------------------------------
    EARNINGS BEFORE INTEREST AND TAXES (EBIT)                $49,976         $65,032        $108,080        $115,382
Interest expense                                             (12,757)         (7,544)        (48,401)        (31,540)
Interest income                                                  275             685           1,123           1,676
--------------------------------------------------------------------------------------------------------------------
    INCOME BEFORE INCOME TAXES AND CUMULATIVE
      EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE               $37,494         $58,173         $60,802         $85,518
Provision for income taxes                                    14,998          21,707          24,321          34,067
                                                          ----------------------------------------------------------
    INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
      ACCOUNTING PRINCIPLE                                   $22,496         $36,466         $36,481         $51,451
Cumulative effect of change in accounting
      principle (net of income tax benefit of $7,786)             --               0              --         (12,702)
                                                          ----------------------------------------------------------
    NET INCOME                                               $22,496         $36,466         $36,481         $38,749
                                                          ==========================================================
   EARNINGS PER SHARE:
     INCOME BEFORE ACCOUNTING CHANGE                           $0.26           $0.58           $0.44           $0.84
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    $0.00           $0.00           $0.00          ($0.21)
                                                          ----------------------------------------------------------
   EARNINGS PER SHARE                                          $0.26           $0.58           $0.44           $0.63
                                                          ==========================================================
   EARNINGS PER SHARE-ASSUMING DILUTION:
     INCOME BEFORE ACCOUNTING CHANGE                           $0.25           $0.57           $0.44           $0.83
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    $0.00           $0.00           $0.00          ($0.21)
                                                          ----------------------------------------------------------
   EARNINGS PER SHARE-ASSUMING DILUTION                        $0.25           $0.57           $0.44           $0.62
                                                          ==========================================================
Average Shares Outstanding                                88,191,613      63,346,740      82,945,174      61,128,005
Average Shares Outstanding-assuming dilution              88,520,320      63,758,276      83,159,321      61,635,339
====================================================================================================================


                                                                                  ADJUSTED(1)
--------------------------------------------------------------------------------------------------------------------
                                                             4Q 03           4Q 02        YEAR 2003       Year 2002
--------------------------------------------------------------------------------------------------------------------
Net sales                                                 $1,021,825        $644,898      $3,788,097      $2,550,075
Cost of products sold                                        833,274         528,123       3,153,061       2,071,956
Integration/Reorganization (income) expenses -
  cost of products sold                                           --              --              --              --
--------------------------------------------------------------------------------------------------------------------
    GROSS PROFIT                                            $188,551        $116,775        $635,036        $478,119
Selling, administrative & general expenses (SG&A)            133,185          89,751         483,721         348,963
Integration/Reorganization expenses - SG&A                        --              --              --              --
Impairment and restructuring                                      --              --              --              --
--------------------------------------------------------------------------------------------------------------------
    OPERATING INCOME                                         $55,366         $27,024        $151,315        $129,156
Other expense                                                 (5,309)           (898)        (13,689)        (13,388)
Special charges - other income                                    --              --              --              --
--------------------------------------------------------------------------------------------------------------------
    EARNINGS BEFORE INTEREST AND TAXES (EBIT)                $50,057         $26,126        $137,626        $115,768
Interest expense                                             (12,757)         (7,544)        (48,401)        (31,540)
Interest income                                                  275             685           1,123           1,676
--------------------------------------------------------------------------------------------------------------------
    INCOME BEFORE INCOME TAXES AND CUMULATIVE
      EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE               $37,575         $19,267         $90,348         $85,904
Provision for income taxes                                    14,279           7,220          34,332          32,558
                                                          ----------------------------------------------------------
    INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
      ACCOUNTING PRINCIPLE                                   $23,297         $12,047         $56,016         $53,346
Cumulative effect of change in accounting
      principle (net of income tax benefit of $7,786)             --              --              --              --
                                                          ----------------------------------------------------------
    NET INCOME                                               $23,297         $12,047         $56,016         $53,346
                                                          ==========================================================
   EARNINGS PER SHARE:
     INCOME BEFORE ACCOUNTING CHANGE                           $0.26           $0.19           $0.68           $0.87
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                       --              --              --              --
                                                          ----------------------------------------------------------
   EARNINGS PER SHARE                                          $0.26           $0.19           $0.68           $0.87
                                                          ==========================================================

   EARNINGS PER SHARE-ASSUMING DILUTION:
     INCOME BEFORE ACCOUNTING CHANGE                           $0.26           $0.19           $0.67           $0.87
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                       --              --              --              --
                                                          ----------------------------------------------------------
   EARNINGS PER SHARE-ASSUMING DILUTION                        $0.26           $0.19           $0.67           $0.87
                                                          ==========================================================

Average Shares Outstanding                                88,191,613      63,346,740      82,945,174      61,128,005
Average Shares Outstanding-assuming dilution              88,520,320      63,758,276      83,159,321      61,635,339
====================================================================================================================

BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------
(THOUSANDS OF U.S. DOLLARS)                            4Q 03           4Q 02       YEAR 2003       Year 2002
------------------------------------------------------------------------------------------------------------
AUTOMOTIVE GROUP (3)
Net sales to external customers                      $374,646        $188,641     $1,396,104        $752,763
Impairment and restructuring                               --              --             --              --
Integration/Reorganization expenses                        --              --             --              --
Earnings before interest and taxes (EBIT) * (2)        $8,287          $7,680        $15,685         $11,096
EBIT Margin                                               2.2%            4.1%           1.1%            1.5%

INDUSTRIAL GROUP (3)
Net sales to external customers                      $417,881        $247,417     $1,498,832        $971,534
Intersegment sales                                        356              --            837              --
                                                     -------------------------------------------------------
Total net sales                                      $418,237        $247,417     $1,499,669        $971,534
Impairment and restructuring                               --              --             --              --
Integration/Reorganization expenses                        --              --             --              --
Earnings before interest and taxes (EBIT) * (2)       $44,542         $17,699       $128,031         $73,040
EBIT Margin                                              10.6%            7.2%           8.5%            7.5%

STEEL GROUP
Net sales to external customers                      $229,298        $208,840       $893,161        $825,778
Intersegment sales                                     27,985          31,845        133,356         155,500
                                                     -------------------------------------------------------
Total net sales                                      $257,283        $240,685     $1,026,517        $981,278
Impairment and restructuring                               --              --             --              --
Integration/Special expenses                               --              --             --              --
Earnings before interest and taxes (EBIT) * (2)       ($4,217)           $241        ($6,043)        $32,520
EBIT Margin                                             -1.6%             0.1%         -0.6%             3.3%

*Automotive Bearings, Industrial Bearings and Steel EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(1) "Adjusted" statements exclude the impact of impairment and restructuring, integration/reorganization and special charges for all periods shown, and cumulative effect of change in accounting principle recognized in 2002.

(2) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments, and EBIT disclosures are responsive to investors.

(3) Automotive Group and Industrial Group 2002 segment results have been adjusted for the 2003 reclassification of Automotive Distribution and Emerging Markets' results.

RECONCILIATION OF TOTAL DEBT AS OF DECEMBER 31, 2003
Short-term debt and commercial paper                            $121,194
Long-term debt                                                   613,446
                                                           --------------
  Total Debt as of December 31, 2003                            $734,640
                                                           ==============

RECONCILIATION OF GAAP NET INCOME AND EPS - BASIC AND DILUTED AS PREVIOUSLY DISCLOSED.

This reconciliation is provided as additional relevant information about the company's performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company's performance, and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and integration/reorganization costs, one-time gains/losses on sales of assets, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and payments and cumulative effect of change in accounting principle.

                                                                        --------------------------------------------
                                                                              4Q 03                   4Q 02
--------------------------------------------------------------------------------------------------------------------
(THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)                             $          EPS          $           EPS
--------------------------------------------------------------------------------------------------------------------
Net income                                                              $22,496       $0.25      $36,466       $0.57

Integration expense - inventory write-up - cost of products sold            --          --           --          --
Integration expense - cost of products sold                               2,460        0.03          --          --
Re-design of employee benefit plans                                      (7,040)      (0.08)         --          --
Reorganization expense - cost of products sold                              325        0.00        1,403        0.02
Integration/Reorganization expenses - SG&A                                9,243        0.10        2,736        0.05
Impairment and restructuring                                             16,418        0.19        7,157        0.11
Special charges - other income (expense)                                     --
  LOSS (GAIN) ON SALE OF ASSETS                                           1,111        0.01          --           --
  CDSOA RECEIPTS, NET OF EXPENSES                                       (68,367)      (0.77)     (50,202)      (0.79)
  CDSOA REPAYMENT                                                           --          --           --          --
  ACQUISITION-RELATED UNREALIZED CURRENCY EXCHANGE GAINS                    201        0.00          --          --
  IMPAIRMENT CHARGE FOR INVESTMENT IN PEL                                45,730        0.52          --          --
Tax effect of special items                                                 720        0.01       14,487        0.23
Cumulative effect of change in accounting principle                          --         --           --          --
                                                                     ------------------------------------------------
Adjusted net income                                                     $23,297       $0.26      $12,047       $0.19
Impact of Torrington acquisition (7)                                    (22,780)     ($0.25)
                                                                     ----------
Adjusted net income, excluding Torrington acquisition                      $517       $0.01

Average shares outstanding, assuming dilution                        88,520,320
                                                                     ----------
Impact of Torrington acquisition (7)                                 24,857,359

Adjusted average shares outstanding - assuming dilution              63,662,961

                                                                      --------------------------------------------------
                                                                             YEAR 2003              Year 2002
------------------------------------------------------------------------------------------------------------------------
(THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)                             $          EPS           $              EPS
------------------------------------------------------------------------------------------------------------------------
Net income                                                              $36,481           $0.44     $38,749       $0.62

Integration expense - inventory write-up - cost of products sold          6,897 (1)        0.08         --          --
Integration expense - cost of products sold                               2,460            0.03         --          --
Re-design of employee benefit plans                                      (7,040)(2)       (0.08)        --          --
Reorganization expense - cost of products sold                            3,968 (3)        0.05       8,542        0.14
Integration/Reorganization expenses - SG&A                               27,628            0.32       9,903        0.16
Impairment and restructuring                                             19,154            0.23      32,143        0.53
Special charges - other income (expense)                                                     --
  LOSS (GAIN) ON SALE OF ASSETS                                          (1,996)          (0.02)        --           --
  CDSOA RECEIPTS, NET OF EXPENSES                                       (68,367)(4)       (0.82)    (50,202)      (0.81)
  CDSOA REPAYMENT                                                         2,808 (5)        0.03         --           --
  ACQUISITION-RELATED UNREALIZED CURRENCY EXCHANGE GAINS                 (1,696)          (0.02)        --           --
  IMPAIRMENT CHARGE FOR INVESTMENT IN PEL                                45,730 (6)        0.55         --           --
Tax effect of special items                                             (10,011)          (0.12)      1,509        0.02
Cumulative effect of change in accounting principle                          --              --      12,702        .021
                                                                     ---------------------------------------------------
Adjusted net income                                                     $56,016            $0.67    $53,346       $0.87
Impact of Torrington acquisition (7)                                    (23,053)          ($0.15)
                                                                     ----------
Adjusted net income, excluding Torrington acquisition                   $32,963            $0.52

Average shares outstanding, assuming dilution                        83,159,321
Impact of Torrington acquisition (7)                                 19,532,461
                                                                     ----------
Adjusted average shares outstanding - assuming dilution              63,626,860

(1) Represents a one-time inventory write-up related to purchase price accounting.

(2) Timken made amendments to certain employee benefit plans which resulted in a net curtailment gain.

(3)  Costs associated with the Duston, England plant closure.

(4)  CDSOA receipts are reported net of applicable expenses.

(5) One-time repayment of CDSOA funds in 2003, due to a miscalculation by the U.S. Treasury Department of funds received in 2002.

(6) In the fourth quarter of 2003, Timken concluded that its investment in a joint venture, PEL, was impaired. Timken wrote off its investment and recorded the PEL debt that Timken guaranteed.

(7) Impact of Torrington acquisition includes acquisition earnings, financing and synergies.

RECONCILIATION OF 4Q 03 TIMKEN COMPANY AND IMPACT OF TORRINGTON ACQUISITION FOR BUSINESS SEGMENTS

                                                    4Q 03 ADJUSTED (8)                       YEAR 2003 ADJUSTED (8)
                                      ------------------------------------------     ------------------------------------------
                                                        IMPACT OF                                     IMPACT OF
                                        TIMKEN         TORRINGTON      TIMLEN         TIMKEN          TORRINGTON       TIMKEN
                                        COMPANY       ACQUISITION     STANDALONE      COMPANY         ACQUISTION     STANDALONE
                                      ------------------------------------------     ------------------------------------------
AUTOMOTIVE GROUP
Net sales to external customers         $374,646        $163,497       $211,149      $1,396,104        $574,049       $822,055
EBIT                                      $8,287         $13,345        ($5,058)        $15,685         $23,369        ($7,684)
EBIT Margin                                  2.2%            8.2%         -2.4%             1.1%            4.1%         -0.9%

INDUSTRIAL GROUP
Net sales to external customers         $417,881        $147,899       $269,982      $1,498,832        $456,353     $1,042,479
Intersegment sales                           356              --            356             837              --            837
                                      ------------------------------------------     ------------------------------------------
Total net sales                         $418,237        $147,899       $270,338      $1,499,669        $456,353     $1,043,316
EBIT                                     $44,542         $28,778        $15,764        $128,031         $33,194        $94,837
EBIT Margin                                 10.6%           19.5%           5.8%            8.5%            7.3%           9.1%

STEEL GROUP
Net sales to external customers         $229,298              --       $229,298        $893,161              --       $893,161
Intersegment sales                        27,985              --         27,985         133,356              --        133,356
                                      ------------------------------------------     ------------------------------------------
Total net sales                         $257,283              --       $257,283      $1,026,517              --     $1,026,517
EBIT                                     ($4,217)             --        ($4,217)        ($6,043)             --        ($6,043)
EBIT Margin                                -1.6%              --          -1.6%           -0.6%              --          -0.6%

CONSOLIDATED
Net sales to external customers       $1,021,825        $311,396       $710,429      $3,788,097      $1,030,402     $2,757,695
Total EBIT for reportable segments       $48,612          42,123         $6,489        $137,673          56,563        $81,110
  Intersegment adjustments                 1,445              --          1,445             (47)             --            (47)
                                      ------------------------------------------     ------------------------------------------
Total EBIT                               $50,057         $42,123         $7,934        $137,626         $56,563        $81,063
EBIT Margin                                  4.9%           13.5%           1.1%            3.6%            5.5%           2.9%

(8) "Adjusted" statements exclude the impact of impairment and restructuring and integration/reorganization expenses and special items for all periods shown.

RECONCILIATION OF OUTLOOK INFORMATION -
Expected net income per diluted share for the full year and the first quarter exclude special items. Examples of such special items include impairment and restructuring, integration/reorganization expenses and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any payments under the CDSOA in 2004 and if so, in what amount. If we do receive any CDSOA payments, they will be received in the fourth quarter.

-------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS                             For the three months ended          Year ended
                                                                   DEC 31         DEC 31          DEC 31         DEC 31
(THOUSANDS OF U.S. DOLLARS)                                        2003            2002            2003           2002
-------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED (USED)
OPERATING ACTIVITIES
Net Income                                                        $22,496         $36,466         $36,481         $38,749
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Cumulative effect of accounting change                               --              --              --          12,702
  Depreciation and amortization                                    62,839          35,579         208,851         146,535
  Loss on disposals of property, plant and equipment                5,592          14,759           4,944           5,904
  Provision (benefit) for deferred income taxes                    10,681          (6,307)         13,315          17,250
  Stock issued in lieu of cash                                        443             589           2,744           5,217
  Changes in impairment and restructuring charges - net            10,237            (196)         10,237         (13,564)
  Impairment charges in joint venture                              45,730          45,730               0
  Changes in operating assets and liabilities:
    Accounts receivable                                            29,773          20,575         (27,751)        (43,679)
    Inventories                                                    46,449         (15,389)         33,413         (50,611)
    Other assets                                                  (13,441)          3,568         (19,509)         (3,198)
    Accounts payable and accrued expenses                         (21,293)         34,667         (97,676)         80,761
    Foreign currency translation                                    3,648           1,591          (8,145)         10,037
                                                                ---------------------------------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                   $203,154        $125,902        $202,634        $206,103

INVESTING ACTIVITIES
  Capital expenditures                                           ($46,259)       ($36,533)      ($127,061)       ($90,673)
  Proceeds from disposals of property, plant and equipment         18,743           3,112          32,321          12,616
  Other                                                            11,663         (14,246)         10,785           5,396
  Proceeds from disposals of equity investments                         0              --         146,335              --
  Acquisitions                                                     (1,215)             --        (725,120)         (6,751)
                                                                ---------------------------------------------------------
     NET CASH (USED) BY INVESTING ACTIVITIES                     ($17,068)       ($47,667)      ($662,740)       ($79,412)

FINANCING ACTIVITIES
  Cash dividends paid to shareholders                            ($11,578)        ($8,232)       ($42,078)       ($31,713)
  Issuance of common stock for acquisition                             --              --         180,010              --
  Issuance of common stock                                         54,985          54,985              --
  Accounts receivable securitization financing borrowings           2,000              --         127,000              --
  Accounts receivable securitization financing payments          (125,000)             --        (127,000)             --
  Payments on long-term debt                                      (90,084)           (424)       (242,465)        (37,296)
  Proceeds from issuance of long-term debt                             --              --         424,957              --
  Short-term debt activity - net                                  (27,985)        (25,960)         26,436         (11,498)
                                                                ---------------------------------------------------------
     NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES           ($197,662)       ($34,616)       $401,845        ($80,507)

Effect of exchange rate changes on cash                            $2,159          $1,619          $4,837          $2,474

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                   (9,417)         45,238         (53,424)         48,658
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                  $38,043         $36,812         $82,050         $33,392
                                                                ---------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $28,626         $82,050         $28,626         $82,050
                                                                =========================================================

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET                               DEC 31          Dec 31
(THOUSANDS OF U.S. DOLLARS)                                2003           2002
--------------------------------------------------------------------------------
ASSETS
Cash & cash equivalents                                 $   28,626    $   82,050
Accounts receivable                                        602,262       361,316
Deferred income taxes                                       50,271        36,003
Inventories                                                695,946       488,923
--------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                $1,377,105    $  968,292
Property, plant & equipment                              1,608,594     1,226,244
Goodwill                                                   173,099       129,943
Other assets                                               530,991       423,877
--------------------------------------------------------------------------------
    TOTAL ASSETS                                        $3,689,789    $2,748,356
================================================================================

LIABILITIES
Accounts payable & other liabilities                    $  425,157    $  296,543
Short-term debt & commercial paper                         121,194       111,134
Accrued expenses                                           508,205       226,393
--------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                           $1,054,556    $  634,070
Long-term debt                                             613,446       350,085
Accrued pension cost                                       424,414       723,188
Accrued postretirement benefits cost                       476,966       411,304
Other non-current liabilities                               30,780        20,623
--------------------------------------------------------------------------------
    TOTAL LIABILITIES                                   $2,600,162    $2,139,270

SHAREHOLDERS' EQUITY                                     1,089,627       609,086
--------------------------------------------------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $3,689,789    $2,748,356
================================================================================